Exhibit 99.2
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
The following unaudited pro forma combined condensed financial statements as of and for the year ended December 31, 2007 are based on the historical financial statements of Cavium and Star after giving effect to the acquisition of Star (the “Acquisition”) using the purchase method of accounting.
The unaudited pro forma combined condensed balance sheet as of December 31, 2007 is presented as if the Acquisition had occurred on December 31, 2007. The unaudited pro forma combined condensed statements of operations for the year ended December 31, 2007 is presented as if the Acquisition had occurred on January 1, 2007.
The Acquisition has been accounted for using the purchase method of accounting in accordance with Statement of Financial Accounting Standards (“SFAS”) No, 141, Business Combinations. Under the purchase method of accounting, the total purchase consideration of the Acquisition was allocated to the tangible assets and identifiable intangible assets and liabilities assumed based on their relative fair values. The excess of the purchase consideration over the net tangible and identifiable intangible assets was recorded as goodwill.
The unaudited pro forma combined condensed financial statements is for information purposes only and does not purport to represent what the Company’s actual results would have been if the Acquisition had been completed as of the date indicated above or that may be achieved in the future. The unaudited pro forma combined condensed statement of operations does not include the effects of any cost savings from operating efficiencies and synergies that may result from the Acquisition.
The unaudited pro forma combined condensed financial statements, including the notes thereto, should be read in conjunction with the Company’s historical financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 filed on March 10, 2008, as well as Star’s historical financial statements for the year ended December 31, 2007 included as Exhibit 99.1 in this Current Report on Form 8-K/A.

CAVIUM NETWORKS, INC.
UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
(in thousands)

	Historical
	As of December 31, 2007					Pro Forma		Pro Forma
	Cavium	Star NT$	Star NT$ (a)	Star NT$	Star US$ (b)	Adjustments		Combined
		(In ROC	(US GAAP	(In US	(In US
		GAAP)	Reconciliation)	GAAP)	GAAP)
Assets
Current assets:
Cash and cash equivalents	$98,462	$117,875	$(67,900)	$49,975	$1,537	$(10,301	) (c)(d)	$89,698
Short-term investments	—	—	67,900	67,900	2,088	(2,088	) (d)	—
Accounts receivable, net	9,768	9,125	—	9,125	280	—		10,048
Inventories, net	9,573	14,002	—	14,002	431	371	(e)	10,375
Restricted assets	—	7,900	—	7,900	243	—		243

Prepaid expenses and other current assets	946	4,996	—	4,996	154	(146	) (d)	954

Total current assets	118,749	153,898	—	153,898	4,733	(12,164)		111,318
Property and equipment, net	11,608	5,005	—	5,005	154	52	(f)	11,814
Intangible assets, net	4,096	7,021	(1,072)	5,949	183	5,112	(d)(f)(g)	9,391
Goodwill	—	—	—	—	—	2,894	(g)	2,894
Other assets	157	267	—	267	8	(8	) (d)	157

Total assets	$134,610	$166,191	$(1,072)	$165,119	$5,078	$(4,114)		$135,574

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$5,311	$2,648	$—	$2,648	$81	$—		$5,392

Accrued expenses and other current liabilities	2,253	11,480	452	11,932	367	516	(d)	3,136
Deferred revenue	1,666	—	—	—	—	—		1,666

Capital lease and technology license obligations, current	4,471	—	—	—	—	—		4,471

Total current liabilities	13,701	14,128	452	14,580	448	516		14,665

Capital lease and technology license obligations, net of current	4,059	—	—	—	—	—		4,059
Other non-current liabilities	—	—	1,489	1,489	48	(48	) (d)	—

Total liabilities	17,760	14,128	1,941	16,069	496	468		18,724

Stockholders’ equity
Common stock	40	207,363	—	207,363	6,376	(6,376)		40

Capital received in advance	—	430	(430)	—
Additional paid-in capital	175,540	—	503	503	15	(15)		175,540
Accumulated comprehensive income	—	—	(1,093)	(1,093)	(34)	34		—
Accumulated deficit	(58,730)	(55,730)	(1,993)	(57,723)	(1,775)	1,775		(58,730)

Total stockholders’ equity	116,850	152,063	(3,013)	149,050	4,582	(4,582	) (h)	116,850

Total liabilities and stockholders’ equity	$134,610	$166,191	$(1,072)	$165,119	$5,078	$(4,114)		$135,574

CAVIUM NETWORKS, INC.
UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2007
(in thousands, except per share data)

	Historical
	Year ended December 31, 2007					Pro Forma	Pro Forma
	Cavium	Star NT$	Star NT$ (a)	Star NT$	Star US$ (b)	Adjustments	Combined
		(In ROC	(US GAAP
		GAAP)	Reconciliation)	(In US GAAP)	(In US GAAP)
Net revenue	$54,203	$57,602	$—	$57,602	$1,771	$—	$55,974
Cost of revenue	19,898	28,694	1,929	30,623	942	1,710 (i)	22,550

Gross profit	34,305	28,908	(1,929)	26,979	829	(1,710)	33,424

Operating expenses:
Research and development	19,548	59,597	239	59,836	1,840	—	21,388
Sales, general and administrative	14,688	17,825	153	17,978	553	44 (i)	15,285

Total operating expenses	34,236	77,422	392	77,814	2,393	44	36,673

Income (loss) from operations	69	(48,514)	(2,321)	(50,835)	(1,564)	(1,754)	(3,249)

Other income (expense), net:
Interest expense	(622)	(36)	—	(36)	(1)	—	(623)
Warrant revaluation expense	(573)	—	—	—	—	—	(573)
Interest income and other	3,458	1,580	225	1,805	56	—	3,514

Total other income (expense), net	2,263	1,544	225	1,769	55	—	2,318

Income (loss) before income tax expense	2,332	(46,970)	(2,096)	(49,066)	(1,509)	(1,754)	(931)
Income tax (expense) benefit	(142)	—	—	—	—	—	(142)

Net income (loss)	$2,190	$(46,970)	$(2,096)	$(49,066)	$(1,509)	$(1,754)	$(1,073)

Net income (loss) per common share, basic	$0.08						$(0.04)
Weighted average shares used in computing basic net income(loss) per common share	29,006						29,006

Net income (loss) per common share, diluted	$0.07						$(0.04)
Weighted average shares used in computing diluted net income(loss) per common share	32,432						29,006

CAVIUM NETWORKS, INC.
NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
(1)	BASIS OF PRO FORMA PRESENTATION

On August 1, 2008, pursuant to the Asset Purchase Agreement, dated July 15, 2008, by and among Cavium Networks, Inc. (the “Company”), two of its subsidiaries, (collectively with the Company, the “Purchasers”) and Star Semiconductor Corporation (“Star”), a Taiwan-based design house in Hsinchu with expertise in building highly integrated ARM-based SOC processors for the broadband, connected home and SOHO market segments. The acquisition will provide the Company with a highly experienced stand-alone SOC processor team based in Taiwan. With this acquisition, the Company plans to deliver highly optimized, cost effective and low power SOC processors to address a significantly broader range of network connected, triple-play enabled devices for the digitally connected home and office.

The unaudited pro forma combined condensed balance sheet as of December 31, 2007 and the unaudited pro forma combined statements of operations for the year ended December 31, 2007 are based on the historical financial statements of the Company and Star after giving effect to the Acquisition adjustments resulting from the Acquisition. The unaudited pro forma combined balance sheet as of December 31, 2007 is presented as if the Acquisition had occurred on December 31, 2007. The unaudited pro forma combined statement of operations for the year ended December 31, 2007 is presented as if the Acquisition had occurred on January 1, 2007.

(a)	The amounts represent US GAAP adjustments (for details see Exhibit 99.1, footnote 11 - reconciliation from ROC GAAP to US GAAP).

(b)	Star maintains its accounting records and prepares its financial statements in New Taiwan (“NT”) dollars. For convenience only, the United States (“US”) dollar amounts disclosed in the unaudited pro forma combined condensed financial statements were translated at the rate of NT$32.52 (in dollars) to US$1.00 (in dollars), the U.S. interbank exchange rate on December 31, 2007. Such translation amounts are unaudited and should not be construed that the NT dollar amounts represent, or have been, or could be, converted into US dollars at that or any other rate.

(2)	ACQUISITION

Pursuant to the terms of the Asset Purchase Agreement, the Purchasers paid approximately $8.8 million, including acquisition related expenses of $0.8 million. Included in the purchase price was $1.0 million that was placed in escrow for 60 days after closing in order to indemnify the Purchasers for certain matters, including breaches of representations and warranties and covenants made by Star. The transaction was accounted for using the purchase method of accounting in accordance with SFAS No. 141, “Business Combinations.” Under the purchase method of accounting, the estimated purchase price was allocated to the tangible assets and identifiable intangible assets and liabilities assumed based on their relative fair values. The excess of the purchase price over the net tangible and identifiable intangible assets was recorded as goodwill. The final purchase price allocation may differ based upon the final purchase price. The primary area of purchase price allocation that is not finalized is the acquisition related expenses. The purchase price allocation will be finalized in 2009.

Amount
(in thousands)
Total purchase price of the acquisition of Star is as follows:
Cash consideration	$7,915
Acquisition related expenses (1)	849

Total purchase price	$8,764

(1)	Acquisition related expenses include legal and accounting fees and other external costs directly related to the acquisition.

The preliminary allocation of purchase price based on estimated fair values and other adjustments (in thousands):

Net tangible assets	$575
Identifiable intangible assets
Existing and core technology	4,823
Customer contracts and relationships	307
Trade name	82
Order backlog	83
Goodwill	2,894

Total purchase price	$8,764

Intangible Assets

The fair value of intangible assets of $5.3 million has been allocated to the following identifiable intangible asset categories:

	Estimated
	useful life (in
	years)	Amount
		(in thousands)
Intangible Assets
Existing and core technology — product	4.0	$4,316
Existing technology — to be licensed	0.2	507
Customer contracts and relationships	7.0	307
Trade name	2.0	82
Order backlog	0.3	83

Total		$5,295

The fair value of the existing technology- product, existing technology-to be licensed and the customer contracts and relationships was determined based on an income approach using the discounted cash flow method. The discount rate of 18.0% used to value the existing technology - product and discount rate of 20.0% used to value the customer contracts and relationships was estimated using a discount rate based on implied rate of return of the transaction, adjusted for the specific risk profile of each asset. The discount rate of 4.5% used to value the existing technology-to be licensed was based on a short-term risk free interest rate. The remaining useful life was estimated based on historical product development cycles, the projected rate of technology attrition, and the patterns of project economic benefit of the assets.

The fair value of core technology and trade name was determined using a variation of income approach known as the profit allocation method. The estimated savings in profit were determined using a 3.0% profit allocation rate and a discount rate of 18.0%. The estimated useful life was determined based on the future economic benefit expected to be received from the asset.

The fair value of order backlog was determined using cost approach where the fair value was based on estimated sales and marketing expenses expected to be incurred to regenerate the order backlog. The estimated useful life was determined based on the future economic benefit expected to be received from the asset.

(3)	PRO FORMA ADJUSTMENTS

The unaudited pro forma combined condensed balance sheets and statements of operations give effect to the following pro forma adjustments:
(c)	To record the cash consideration paid for the Acquisition (see footnote 2 above).

(d)	To adjust Star’s assets and liabilities for the amounts acquired per the Asset Purchase Agreement.

(e)	To record the fair market value of Star’s inventory, less the estimated costs to sell that inventory. This amount will be amortized through cost of sales over the estimated turn period of that inventory. This amount has not been adjusted in the pro forma combined statements of operations as it is non-recurring in nature.

(f)	To reclassify $52,000 related to the tools acquired from Star from other intangibles to fixed assets to conform to the Company’s presentation.

(g)	To record the fair value of identifiable intangibles and goodwill resulting from the Acquisition (see footnote 2 above).

(h)	To eliminate Star’s historical stockholder’s equity.

(i)	To record amortization of acquired intangibles resulting from the Acquisition.
(4)	PRO FORMA COMBINED NET INCOME PER SHARE

The pro forma basic and diluted net income per share amounts presented are based upon the weighted average number of common shares outstanding during the period presented. Approximately, 196,000 restricted stock unit awards were issued to Star’s employees. The acquisition of Star had no impact to the basic and diluted weighted average common shares outstanding for the period presented. The pro forma diluted shares does not include the dilutive effect of restricted stock unit awards because the effect was anti-dilutive.